Exhibit 10.18

AMENDMENT to the Common Stock Purchase Agreement (the “Agreement”), dated as of June 19, 2015, by and between Soul and Vibe Interactive Inc. (the “Company”) and Beaufort Capital Partners, LLC (the “Investor).

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

2. The words “and be continuing” shall be deleted from Section 7.2(xiii).

3. Section 8.1 is hereby deleted and replaced in its entirety by the following:

“Termination.  Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier to occur of (i) the first day of the month next following the 36-month anniversary of the Effective Date (it being hereby acknowledged and agreed that such term may not be extended by the parties hereto), (ii) the date on which the Investor shall have purchased or acquired shares of Common Stock pursuant to this Agreement equal to the Aggregate Limit or (iii) any condition, state of facts or event constituting a Material Adverse Effect. Subject to Section 8.3, the Company may, provided that shares of Common Stock aggregating no less than twenty-five percent (25%) of the Total Commitment shall have been sold by the Company to the Investor pursuant hereto, terminate this Agreement effective upon one Trading Day’s prior written notice to the Investor in accordance with Section 10.4. Subject to Section 8.3, this Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.”

4. Section 8.2 is hereby deleted and replaced in its entirety by the following:

“Other Termination.  Subject to Section 8.3, the Investor shall have the right to terminate this Agreement effective upon one Trading Day’s prior written notice to the Company in accordance with Section 10.4, if: (i) the Registration Statement is not filed by the filing deadline (as described in the Registration Rights Agreement) or declared effective within six (6) months of the date hereof, or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 Trading Days after notice of such failure, breach or default is delivered to the Company pursuant to Section 10.4; (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement and the Investor holds any Registrable Securities, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or the Registration Statement, the Prospectus or any Prospectus Supplement is otherwise unavailable to the Investor for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 20 consecutive Trading Days or for more than an aggregate of 60 Trading Days in any 365-day period, other than due to acts of the Investor; (iii) trading in the Common Stock on the Trading Market shall have been suspended or the Common Stock shall have failed to be listed or quoted on a Trading Market, and such suspension or failure continues for a period of 20 consecutive Trading Days or for more than an aggregate of 60 Trading Days in any 365-day period; (iv) the Company has filed for and/or is subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company or (v) the Company is in material breach or default of this Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 Trading Days after notice of such breach or default is delivered to the Company pursuant to Section 10.4. Unless notification thereof is required elsewhere in this Agreement (in which case such notification shall be provided in accordance with such other provision), the Company shall promptly (but in no event later than 24 hours) notify the Investor (and, if required under applicable law, including, without limitation, Regulation FD promulgated by the Commission, or under the applicable rules and regulations of the Trading Market, the Company shall publicly disclose such information in accordance with Regulation FD and the applicable rules and regulations of the Trading Market) upon becoming aware of any of the events set forth in the immediately preceding sentence, provided, however, that in the case of each of (i) and (v) noted in the prior sentence, each such event has occurred because of the Company’s act or omission to act.”

5. Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

6. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Investor have executed this Amendment as of the 19th day of June, 2015.

SOUL AND VIBE INTERACTIVE INC.:

By:	/s/ Peter Anthony Chiodo
Name:	Peter Anthony Chiodo
Title:	Chief Executive Officer

BEAUFORT CAPITAL PARTNERS LLC,
a New York limited liability company:

By:	/s/ Leib Schaeffer
Name:	Leib Schaeffer
Title:	Managing Member